Exhibit 10.5

LOCKHEED MARTIN CORPORATION

NONQUALIFIED CAPITAL ACCUMULATION PLAN

2014 Amendment No. 1

Lockheed Martin Corporation (the “Corporation”) wishes to amend the Lockheed Martin Corporation Nonqualified Capital Accumulation Plan (the “NCAP” or the “Plan”) in coordination with certain changes being made to certain qualified and non-qualified defined benefit pensions plans maintained by the Corporation. Accordingly, pursuant to a Resolution of the Board of Directors of the Corporation dated June 26, 2014 and the authority granted therein, the NCAP is amended as follows, effective as set forth herein.

1.	Article II of the Plan (DEFINITIONS) is amended by revising Section 12 thereof (Definition of Eligible Employee) in its entirety to read as follows:

“An employee of the Company who participates in the Qualified CAP and either (i) accrues benefits under the Qualified CAP in excess of the Code section 415 limits for a Year; (ii) earns Compensation in excess of the Code section 401(s)(17) limit for a Year; or (iii) with respect to the period prior to January 1, 2016, is eligible to receive Incentive Compensation with respect to a Year (which may be payable in the following Year); provided that such employee satisfies such additional requirements for participation in this NCAP as the Committee may from time to time establish; provided further that employees who are designated by the Company as eligible to participate in a defined benefit-type non-qualified deferred compensation plan or who are Section 16 Persons shall not be eligible to participate in this NCAP . Notwithstanding the foregoing, effective January 1, 2016, an employee who is a Section 16 Person is eligible to participate in the NCAP , provided such Section 16 Person otherwise satisfies the requirements for participation set forth in the Plan. Furthermore, for purposes of clarification, the fact that an employee has a benefit under a SERP Plan with respect to period prior to January 1, 2020 does not preclude participation in the NCAP with respect to the period after that date, provided such employee does not accrue further service or benefit under the SERP Plan for the period after January 1, 2020.”

In the exercise of its authority under this provision, the Committee shall limit participation in the Plan to employees whom the Committee believes to be a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

2.	ARTICLE II of the Plan is further revised by adding thereto the following new definitions at the end thereof:

“AUTOMATIC COMPANY CONTRIBUTION—The Contribution made by the Company under the Qualified SSP (or successor thereto) that is determined as a percentage of a participant’s Base Salary, and is not a Company Matching Contribution.”

“BASE SALARY—A Participant’s or Limited Scope Participant’s “Base Salary” as defined in the Qualified SSP.”

“LIMITED SCOPE PARTICIPANT—With respect to the period prior to January 1, 2020, a person whose Account consists solely of Supplemental Automatic Company Contributions.”

“NQSSP—The Lockheed Martin Corporation Supplemental Savings Plan.”

“QUALIFIED SSP—The Lockheed Martin Corporation Salaried Savings Plan.”

“SERP PLAN—The Lockheed Martin Corporation Supplemental Retirement Plan, the Lockheed Martin Supplementary Pension Plan for Transferred Employees of GE Operations, the Supplemental Retirement Benefit Plan for Certain Transferred Employees of Lockheed Martin Corporation, and/or the Lockheed Martin Pilots Supplemental Retirement Plan.”

“SUPPLEMENTAL AUTOMATIC COMPANY CONTRIBUTION—with respect to an Eligible Employee and a Limited Scope Participant, an amount equal to the same percentage of his/her Base Salary that would have been contributed to the Qualified SSP on his/her behalf as an Automatic Company Contribution for the previous year if not for the limits under Code Section 415 and 401(a)(17) for the previous Year.”

3.	Section 1. of Article III (Commencement of Participation) is revised in its entirety to read as follows:

“Commencement of Participation. An Eligible Employee of the Company shall become a Participant in the Plan on the first date a Contribution is credited to his Account in accordance with Article IV(2). A person who is not an Eligible Employee shall become a Limited Scope Participant on the first date a Supplemental Automatic Contribution is credited to his Account.”

4.	Section 2. Of Article III (Cessation of Eligibility While Still an Employee) is revised in its entirety to read as follows:

“Cessation of Eligibility While Still an Employee. A Participant who has not terminated employment with the Company will nevertheless cease to be an Eligible Employee on the first to occur of (i) the employee is no longer eligible to participate in the Qualified CAP; (ii) the employee is designated by the Company as eligible to participate in a defined benefit-type nonqualified deferred compensation plan; or (iii) with respect to period before January 1, 2016, the employee becomes a Section 16 Person. Following the cessation of eligibility, the employee will continue to be a Participant in the NCAP but will no longer be eligible to be credited with Contributions under Article IV.”

5.	Section 1 of Article IV (Amount of Contributions) is revised in its entirety to read as follows:

“Amount of Contributions. The Company shall make annual Contributions on behalf of a Participant equal to:

a.	an amount based on the same percentage of the Participant’s Weekly Rate of Compensation that would have been contributed to the Qualified CAP on behalf of the Participant for the previous Year if not for the application of the limits under Code sections 415 and 401(a)(17) for the previous Year; and

b.	with respect to the period before January 1, 2016, an amount equal to a Participant’s Incentive Compensation paid during the Year multiplied by the percentage that is used for calculating Company contributions to the Participant’s account (if any) in the Qualified CAP in the Year in which the Incentive Compensation is earned (as opposed to paid); and

c.	The Supplemental Automatic Company Contribution, except to the extent an equivalent amount is contributed to the NQSSP.

6.	Section 2 of Article IV (Crediting of Contributions) is revised by adding the following additional sentence at the end thereof:

“Contributions made pursuant to Article IV(1) (c) shall be credited to an Account for the Eligible Employee or the Limited Purpose Participant, as applicable, no later than March 15 of the Year following the Year in which the Automatic Company Contributions reached the applicable Code limits.”

7.	Section 3 of Article IV (Vesting of Contributions) is revised by adding the following additional paragraph at the end thereof:

“Effective July 1, 2016, a Participant or Limited Scope Participant who is an active employee shall be 100% vested in his Account.”

IN WITNESS WHEREOF, Lockheed Martin Corporation has caused this instrument to be executed this 11th day of July, 2014.

LOCKHEED MARTIN CORPORATION

By:	/s/ John T. Lucas
John T. Lucas Senior Vice President, Human Resources & Communications